Exhibit 10.19

April 27, 2010
Katrina Whitt
Vice President of Human Resources
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, WV 25702

Dear Katrina,

As you may be aware, Premier Financial Bancorp, Inc. (the “Company”) has entered into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).

As a condition of the Company’s participation in the CPP, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements.  To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1)
No Golden Parachute Payments.  The Company is prohibiting any golden parachute payment to you during any “CPP Covered Period”.  A “CPP Covered Period” is any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

(2)
Recovery of Bonus and Incentive Compensation.  Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)
Compensation Program Amendments.  Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2).

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.  To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:

•
“ARRA” means the American Recovery and Reinvestment Act of 2009 as implemented by guidance or regulation issued by the Department of the Treasury from time to time, including, without limitation, by 31 C.F.R. Part 30.

•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA (as modified by ARRA).

•	“Golden parachute payment” is used with same meaning as in Section 111(b)(2)(C) of EESA (as modified by ARRA).

•
“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.

•
The term “Company” includes any entities treated as a single employer with the Company under 31C.F.R. § 30.1(b) (as in effect on the Closing Date).  You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. §30.11 (as in effect on the Closing Date).

•
Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA and with ARRA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

(5)
Miscellaneous.  To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of West Virginia.  This letter may be executed in two or more counterparts, each of which will be deemed to be an original.  A signature transmitted by facsimile will be deemed an original signature.

The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.  Please be aware that if the Company ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

Yours sincerely,

PREMIER FINANCIAL BANCORP, INC.

By:_/s/ Robert W. Walker__________________
Name:  Robert W. Walker
Title:  President and Chief Executive Officer

Intending to be legally bound, I agree with and
accept the foregoing terms on the date set forth
below.

/s/ Katrina Whitt_______________________
Katrina Whitt

Date:  April 27, 2010